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                                EXHIBIT 21.1


                            LIST OF SUBSIDIARIES

     Supertel Hospitality, Inc. owns 100% of the voting securities of the corporations listed below.

     SUBSIDIARY                         JURISDICTION OF INCORPORATION
     ----------                         -----------------------------
     Simplex, Inc.                               Nebraska
     Motel Developers, Inc.                      Nebraska